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                                                              EXHIBIT 3(c)

                               CERTIFICATE OF AMENDMENT
                                           OF
                                       RESTATED
                             CERTIFICATE OF INCORPORATION
                                 ILLINOIS TOOL WORKS INC.



     ILLINOIS TOOL WORKS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST:  That at a meeting of the Board of Directors of Illinois Tool
Works Inc. held on February 22, 1991, resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment be considered at the Annual meeting of Stockholders of the corporation to be held May 10, 1991. The resolution setting forth the proposed amendment is as follows:

     "RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by changing the FOURTH Article thereof so that, as amended said Article shall be and read as follows:

          FOURTH: (1) Authorized shares. The total number of shares of stock of all classes which the corporation shall have authority to issue is one hundred fifty million three hundred thousand (150,300,000), of which three hundred thousand (300,000) shall be shares of Preferred Stock without par value and one hundred fifty million (150,000,000) shall be shares of Common Stock without par value."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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     THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, ILLINOIS TOOL WORKS INC. has caused this certificate to be signed by John D. Nichols, its Chairman and Chief Executive Officer, and Arthur M. Wright, its Secretary, this 11th day of June, 1991.

                                       ILLINOIS TOOL WORKS INC.

                                       By:  s/John D. Nichols
                                          -------------------------------------
                                            John D. Nichols
                                            Chairman and Chief
                                             Executive Officer

ATTEST:

By:  s/Arthur M. Wright
   ------------------------------------
   Arthur M. Wright
   Secretary



Effective:  July 15, 1991